SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                (Name of Registrant as Specified in Its Charter)

    ________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:______________________________________________

       (2) Aggregate number of securities to which transaction applies:_______________________________________________

       (3) Per unit price or other underlying value of
           transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           ___________________________________________________________________
       (4) Proposed maximum aggregate value of transaction:___________________
       (5) Total fee paid:____________________________________________________

[ ] Fee previously paid with preliminary materials. [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:____________________________________________
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       (3) Filing Party:______________________________________________________
       (4) Date Filed:________________________________________________________

                [The Children's Place Retail Stores, Inc. Logo]

                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                                 ONE DODGE DRIVE
                             WEST CALDWELL, NJ 07006


Dear Stockholder:

     On behalf of the Board of Directors of The Children's Place Retail Stores, Inc., it is my pleasure to invite you to attend the Annual Meeting of Stockholders, which will be held at the Radisson Hotel, 690 Route 46 East, Fairfield, NJ 07004, on Thursday, May 28, 1998, at ten o'clock in the morning, local time.

     The business to be transacted at the meeting is set forth in the Notice of Meeting and is more fully described in the accompanying proxy statement.

     It is important that your shares be represented at the meeting, regardless of how many you hold. Whether or not you can be present in person, please fill in, sign, date and return your proxy in the enclosed postage paid envelope as soon as possible. If you do attend the meeting and wish to vote in person, your proxy may be revoked at your request.

     We appreciate your support and look forward to seeing you at the meeting.


                                      Sincerely yours,

                                      /s/ Ezra Dabah
                                      -----------------
                                          Ezra Dabah
                                          Chairman of the Board &
                                          Chief Executive Officer

                 [The Children's Place Retail Stores, Inc. Logo]

                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                                -----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 28, 1998
                                -----------------


          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Children's Place Retail Stores, Inc. (the "Company") will be held at the Radisson Hotel, 690 Route 46 East, Fairfield, NJ 07004 on May 28, 1998 at 10:00 a.m. for the following purposes:

         1. To elect two Class I Directors to serve for a three-year term and until such directors' successors are duly elected and qualified;

         2. To ratify the selection of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending January 30, 1999; and

         3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

          Stockholders of record at the close of business on April 28, 1998, shall be entitled to notice of, and to vote at, the meeting.

                                  By order of the Board of Directors,



                                  Steven Balasiano
                                  Secretary


Dated: West Caldwell, New Jersey
       May 1, 1998


          IMPORTANT: PLEASE FILL IN, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                                 ONE DODGE DRIVE
                         WEST CALDWELL, NEW JERSEY 07006

                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 28, 1998
                                 ---------------

          The accompanying proxy is solicited by the Board of Directors of The Children's Place Retail Stores, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 28, 1998, at 10:00 a.m., at the Radisson Hotel, 690 Route 46 East, Fairfield, NJ 07004 or any adjournment thereof, at which stockholders of record at the close of business on April 28, 1998, shall be entitled to vote. The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting to Stockholders. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its Directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements also may be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. Any proxy granted as a result of this solicitation may be revoked at any time before its exercise.

          The Annual Report to Stockholders for the fiscal year ended January 31, 1998, accompanies this Proxy Statement. The date of this Proxy Statement is the approximate date on which this Proxy Statement and form of proxy were first sent or given to stockholders. The Company will furnish without charge (other than a reasonable charge for any exhibit requested) to any stockholder of the Company who so requests in writing, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for the fiscal year ended January 31, 1998, as filed with the Securities and Exchange Commission. Any such request should be directed to The Children's Place Retail Stores, Inc., One Dodge Drive, West Caldwell, New Jersey 07006, Attention:
Secretary.

          If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the election of the nominees proposed by the Board of Directors, FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending January 30, 1999, and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

          Pursuant to the By-laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on April 28, 1998, will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. If a quorum is present, (i) a plurality of the votes cast at the Meeting is required for election as a director, and (ii) the affirmative vote of the majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required for all other matters. On April 28, 1998, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 24,712,195 shares of common stock. Each holder of common stock is entitled to one vote for each share of stock held by such holder. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. If the proxy is signed and returned without specifying choices, the shares will be voted in favor of the election of the nominee proposed by the Board of Directors and in favor of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ended January 30, 1999.

          It is expected that the following business will be considered at the meeting and action taken thereon:

ITEM 1:  ELECTION OF DIRECTORS

          The Company's Articles of Incorporation and Bylaws provide for a classified Board of Directors comprised of Classes I, II and III, whose members serve staggered terms. The Class I, Class II and Class III Directors are scheduled to be elected at the Annual Meetings of Stockholders to be held in 1998, 1999 and 2000, respectively, to serve for a three year term and until their successors are duly elected and qualified. The nominees for Class I Directors are set forth below.

          Unless authorization is withheld, the persons named as proxies will vote FOR the nominees for director listed below unless otherwise specified by the stockholder. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. If additional persons are nominated for election as director, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominees. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as director. The nominees listed below are already serving as directors of the Company.

          The election to the Board of Directors of the nominees identified in this Proxy Statement will require a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

DIRECTORS

          The following table sets forth certain information with respect to the nominees for election as Class I directors at the Annual Meeting of Stockholders, as well as the continuing directors of the Company:

NAME                    AGE       POSITION                    CLASS OF DIRECTOR

Ezra Dabah............. 44    Chairman of the Board of Directors     II
                              and Chief Executive Officer
Stanley B. Silver.......59    President, Chief Operating Officer     III
                              and Director
Stanley Silverstein.....73    Director                               I
John F. Megrue..........39    Director                               II
David J. Oddi...........28    Director                               I

NOMINEES FOR ELECTION IN CLASS I

          STANLEY SILVERSTEIN has been a Director of the Company since July 1996. Mr. Silverstein also serves as Chairman of the Board of Directors of Nina Footwear, a company he founded with his brother in 1952. Mr. Silverstein is the father of Nina Miner, Vice President, Design and Product Development, and Ezra Dabah's father-in- law.

          DAVID J. ODDI has been a Director of the Company since April 1997. Mr. Oddi joined Saunders, Karp & Megrue, L.P. ("SKM") as an Associate in 1994 and is currently a Principal of SKM. Prior to joining SKM, Mr. Oddi was a financial analyst in the Leveraged Finance Group at Salomon Brothers Inc.

          CONTINUING DIRECTORS

          EZRA DABAH has been Chief Executive Officer of the Company since 1991 and Chairman of the Board of Directors since purchasing the Company in 1989 with certain members of his family. From 1972 to May 1993, Mr. Dabah was a director and an executive officer of The Gitano Group, Inc. and its affiliates (collectively, "Gitano"), a company of which Mr. Dabah and certain members of his family were principal stockholders and which became a public company in 1988. From 1973 until 1983, Mr. Dabah was in charge of product design, merchandising and procurement for Gitano. In 1983, Mr. Dabah founded and became President of a children's apparel importing and manufacturing division for Gitano which later became an incorporated subsidiary, Eva Joia Incorporated ("E.J. Gitano"). Mr. Dabah is Stanley Silverstein's son-in-law and Nina Miner's brother-in-law.

          STANLEY B. SILVER has been President and Chief Operating Officer of the Company since June 1996 and prior to that served as the Company's Executive Vice President and Chief Operating Officer since joining the Company in 1991. Mr. Silver has been a Director of the Company since July 1996. Before joining the Company in 1991, Mr. Silver held various posts at Grand Met PLC and Mothercare PLC in the United Kingdom and The Limited, Inc. in the United States. Mr. Silver currently serves as Chairman of the Retail Council of New York State.

          JOHN F. MEGRUE has been a Director of the Company since July 1996. Mr. Megrue has been a partner of SKM Partners, L.P., which serves as the general partner of The SK Equity Fund, L.P. and SK Investment Fund, L.P. (collectively, the "SK Funds") and of SKM, since 1992. From 1989 to 1992, Mr. Megrue was a Vice President and Principal at Patricof & Co. and prior thereto he served as a Vice President at C.M. Diker Associates. Mr. Megrue also serves as Vice Chairman of the Board and Director of Dollar Tree Stores, Inc. and Chairman of the Board and Director of Hibbett Sporting Goods, Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS

          COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors has two standing committees: the Compensation Committee and the Audit Committee. Messrs. Dabah and Megrue serve on the Compensation Committee. The Compensation Committee reviews and sets the compensation of the Company's management and administers the Company's Employee Stock Purchase Plan, employee stock option plans and Management Incentive Plan. Messrs. Silver, Silverstein and Megrue serve on the Audit Committee. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal procedures and controls, the audit report and the management letter, and performing such other duties as the Board of Directors may from time to time prescribe.

          MEETINGS OF THE BOARD OF DIRECTORS

          During the fiscal year ended January 31, 1998, there were three meetings of the Board of Directors, one meeting of the Compensation Committee and no meetings of the Audit Committee. Each incumbent Director of the Company attended in excess of 75% of the aggregate of the total number of meetings of the Board of Directors and committees thereof on which such Director served.

          COMPENSATION OF DIRECTORS

          The Company pays each director who is not an officer of the Company or an affiliate of the SK Funds compensation of $15,000 per annum and a fee of $1,000 for each meeting of the Board of Directors that he attends, plus reimbursement of expenses for each such meeting. All directors may be granted awards from time to time pursuant to the Company's stock option plans.

          Information concerning executive officers of the Company who are not also directors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998. Officers serve at the discretion of the Board of Directors and under the terms of any employment agreement which may exist.

LEGAL PROCEEDINGS

          Except as described below, there have been no material administrative, civil or criminal actions against the Company or its executive officers during the preceding five years.

          DABAH FAMILY AND GITANO LEGAL PROCEEDINGS

          Ezra Dabah, certain members of his family and D.G. Acquisition Corp., a company owned by Mr. Dabah and certain members of his family, filed petitions for reorganization under chapter 11 of the United States Bankruptcy Code in November 1992. In October 1993, a plan of reorganization was confirmed and all of the debtors' pre-bankruptcy obligations were discharged. With the express approval of the creditors' committee, the plan permitted Mr. Dabah and his family members to retain their ownership of the Company. Pursuant to the terms of such plan of reorganization, certain proceedings, not related to the Company, were initiated by the liquidating trustee appointed as part of the Dabah family bankruptcy case and are currently continuing.

          In March 1994, Gitano filed a petition under the United States Bankruptcy Code and its assets were subsequently sold to an unaffiliated third party. On several occasions Gitano stockholders initiated litigation against Gitano and certain of its officers, including Mr. Dabah, asserting claims under the federal securities laws, which litigation was ultimately settled. The claims against Mr. Dabah and the other defendants primarily related to alleged misleading and inaccurate statements in public documents in violation of Rule 10b-5 promulgated under the Securities Exchange Act of 1934. These claims were settled with the establishment of a settlement fund for the benefit of the plaintiff class. Pursuant to the terms of the settlement, the plaintiffs withdrew any claims they had asserted against Mr. Dabah.

          CLASS ACTION SUITS

         On October 16, 1997, Stephen Brosious and Rudy Pallastrone, who allegedly purchased shares of the Company's common stock in an initial public offering on or about September 19, 1997 (the "IPO"), filed a lawsuit against the Company, several of the Company's directors and officers, and the underwriters of the IPO (the "Defendants") in the United States District Court for the District of New Jersey (the "Court"). The named plaintiffs purport to maintain a class action on behalf of all persons, other than the Defendants, who purchased the Company's common stock issued in connection with the IPO on or about September 19, 1997 through October 13, 1997. The complaint alleges that the Defendants violated federal securities laws by making materially false or misleading statements and/or omissions in connection with the IPO. The plaintiffs seek monetary damages of an unspecified amount, rescission or rescissory damages and fees and costs. Since October 16, 1997, fifteen additional putative class actions making substantially similar allegations and seeking substantially similar relief have been filed against some or all of the Defendants. On January 13, 1998, the sixteen putative class actions were consolidated in the Court and on February 26, 1998 the plaintiffs served and filed their amended consolidated complaint. No discovery has been taken. The Company has filed a motion to dismiss this complaint which is currently pending before the Court. The Company believes that the allegations made in this complaint are untrue and totally without merit and intends to defend them vigorously.

          On October 27, 1997, Bulldog Capital Management, L.P., a limited partnership that serves as a general partner for a series of investment funds which allegedly purchased shares of the Company's common stock issued in connection with the IPO, also filed a lawsuit against the Company and several of the Company's directors and officers in the Superior Court of New Jersey, Essex County Division. The complaint alleges that by making materially false or misleading statements and/or omissions in connection with the IPO, the Company and several of the Company's directors and officers violated provisions of federal and state law. The plaintiff seeks monetary damages of an unspecified amount, rescission or rescissory damages and fees and costs. On November 20, 1997 the plaintiff filed its first request for production of documents from the defendants. No discovery has been taken. The action is presently stayed, pending resolution of the Defendants' motion to dismiss in the class action lawsuit described above. The Company believes that the allegations made in this complaint are untrue and totally without merit and intends to defend them vigorously.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table provides information at April 1, 1998, with respect to ownership of Common Stock by (i) each beneficial owner of five percent or more of the Company's Common Stock known to the Company, (ii) each director of the Company and nominee for director, (iii) each of the Company's five most highly compensated executive officers in fiscal 1997 and (iv) all directors and executive officers as a group. For the purpose of computing the percentage of the shares of Common Stock owned by each person or group listed in this table, any shares not outstanding which are subject to options or warrants exercisable within 60 days after April 1, 1998 have been deemed to be outstanding and owned by such person or group, but have not been deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                      Shares
                                                      Beneficially     Percent
Name and Address of Beneficial Owner                   Owned           of Class

The SK Equity Fund, L.P. (1)(2)................        7,659,889         31.1%
SK Investment Fund, L.P. (1) (2)...............        7,659,889         31.1%
John F. Megrue (1)(2)(3).......................        7,661,889         31.1%
Allan W. Karp (1)(2) (4).......................        7,661,889         31.1%
Thomas A. Saunders III (1)(2)..................        7,659,889         31.1%
Christopher K. Reilly (1)(2)(5)................        7,661,389         31.1%
David J. Oddi (1)(6)...........................            3,000            *
Ezra Dabah (7) (8).............................        9,913,332         40.2%
Stanley B. Silver (7) (9)......................          603,600          2.4%
Stanley Silverstein (7) (10)...................        6,249,360         25.4%
Diane M. Timbanard (7) (11)....................           39,840            *
Nina L. Miner (7) (12).........................           64,260            *
Mark L. Rose (7) (11)..........................           59,760            *
All Directors and Executive Officers as a Group
  (16 persons) (11)............................       19,782,297         78.4%

*    Less than 1%

(1) The address of this person is Two Greenwich Plaza, Suite 100, Greenwich CT 06830.

(2) Includes (i) 7,458,445 shares owned by The SK Equity Fund, L.P., (ii) 108,108 shares owned by SK Investment Fund, L.P. and (iii) 93,336 shares owned by a former consultant to SKM, as to which The SK Equity Fund, L.P. has certain rights. SKM Partners, L.P. is the general partner of each of the SK Funds. Messrs. Karp, Megrue, Reilly and Saunders are general partners of SKM Partners, L.P., and therefore may be deemed to have beneficial ownership of the shares shown as being owned by the SK Funds. Messrs. Karp, Megrue, Reilly and Saunders disclaim beneficial ownership of such shares, except to the extent that any of them has a limited partnership interest in SK Investment Fund, L.P.

(3)  Includes 2,000 shares purchased by Mr. Megrue.

(4)  Includes 2,000 shares purchased by Mr. Karp.

(5)  Includes 1,500 shares purchased by Mr. Reilly.

(6) Includes 3,000 shares purchased by Mr. Oddi and does not include shares owned by The SK Equity Fund, L.P. or SK Investment Fund, L.P. Mr. Oddi is a principal of SKM and has a limited partnership interest in SK Investment Fund, L.P.

(7) The address of this person is c/o The Children's Place Retail Stores, Inc., One Dodge Drive, West Caldwell, New Jersey 07006.

(8) Includes (i) 6,549,000 shares held by trusts or custodial accounts for the benefit of Mr. Dabah's children and certain other family members, of which Mr. Dabah or his wife is a trustee or custodian and as to which Mr. Dabah or his wife, as the case may be, has voting control, and as to which shares Mr. Dabah disclaims beneficial ownership, (ii) 39,600 shares held by Mr. Dabah's wife, and (iii) 19,932 shares subject to options exercisable within 60 days after April 1, 1998. Does not include (i) 1,098,480 shares beneficially owned by Stanley Silverstein, Mr. Dabah's father-in-law, (ii) a total of 868,800 shares beneficially owned by other members of Mr. Dabah's family and (iii) 59,760 shares issuable upon exercise of outstanding stock options exercisable within 60 days after April 1, 1998, which are beneficially owned by Nina Miner, Mr. Dabah's sister-in-law.

(9) Includes 99,600 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 1, 1998.

(10) Includes 5,150,880 shares held by trusts for the benefit of Mr. Silverstein's children and grandchildren, of which Mr. Silverstein's wife is a trustee, and as to which Mrs. Silverstein has voting control, and as to which shares Mr. Silverstein disclaims beneficial ownership. Does not include (i) 4,762,452 shares beneficially owned by Ezra Dabah, Mr. Silverstein's son-in-law, or Mr. Dabah's wife, and (ii) 59,760 shares issuable upon exercise of outstanding stock options exercisable within 60 days after April 1, 1998, which are beneficially owned by Nina Miner, Mr. Silverstein's daughter.

(11) Reflects shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 1, 1998.

(12) Includes 4,500 shares purchased by Ms. Miner's husband, as to which Ms. Miner disclaims beneficial ownership and 59,760 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 1, 1998.

          As of April 1, 1998, Ezra Dabah and certain members of his family beneficially own 11,944,872 shares of the Company's Common Stock, constituting approximately 47.2% of the outstanding Common Stock. SKM and the SK Funds (collectively, the "SKM Investors") own 7,659,889 shares or approximately 30.3% of the outstanding Common Stock. Pursuant to the Amended Stockholders Agreement described below, the SKM Investors and certain other stockholders, who own in the aggregate 79.0% of the outstanding Common Stock, have agreed to vote for the election of two nominees of the SKM Investors and three nominees of Ezra Dabah to the Company's Board of Directors. As a result, the SKM Investors and Ezra Dabah are able to control the election of the Company's directors. In addition, if the SKM Investors and Mr. Dabah were to vote together, they would be able to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval.

AMENDED STOCKHOLDERS AGREEMENT

          On September 24, 1997, prior to consummation of the Company's initial public offering, the Company and all of its existing stockholders, who currently own in the aggregate 79.0% of the Common Stock, entered into an Amended and Restated Stockholders Agreement (the "Amended Stockholders Agreement"). The Amended Stockholders Agreement places certain limitations upon the transfer in privately negotiated transactions of shares of Common Stock beneficially owned by Ezra Dabah, Stanley Silver and the SKM Investors. In addition, the Amended Stockholders Agreement provides that (i) so long as Ezra Dabah, together with members of his family, beneficially owns shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Amended Stockholders Agreement, the Company's existing stockholders will be obligated to vote all shares as to which they have voting rights in a manner such that the Board will at all times include three directors nominated by Ezra Dabah and (ii) so long as the SKM Investors beneficially own shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Amended Stockholders Agreement, the Company's existing stockholders will be obligated to vote all shares as to which they have voting rights in a manner such that the Board will at all times include two directors nominated by the SKM Investors. Should the number of directors comprising the Board of Directors be increased, nominees for the remaining director positions will be designated by the Company's Board of Directors. Pursuant to the Amended Stockholders Agreement, Ezra Dabah, Stanley Silver and Stanley Silverstein were designated as director nominees by Mr. Dabah and were elected to the Board, and John Megrue and David Oddi were designated as director nominees by the SKM Investors and were elected to the Board.

          The Amended Stockholders Agreement provides that so long as the SKM Investors beneficially own shares representing at least 25% of the outstanding Common Stock, the Company will not, without the affirmative vote of at least one director nominated by the SKM Investors, engage in specified types of transactions with certain of its affiliates (not including the SKM Investors), take action to amend the Company's Bylaws or Certificate of Incorporation or increase or decrease the size of the entire Board of Directors. The Amended Stockholders Agreement also provides that certain specified types of corporate transactions and major corporate actions will require the approval of at least two-thirds of the members of the Board of Directors.

          Under the terms of the Amended Stockholders Agreement, the rights of any party thereunder will terminate at the time that such party's Common Stock constitutes less than 25% of the shares of Common Stock owned by such party on the date of the Amended Stockholders Agreement. All the provisions of the Amended Stockholders Agreement will terminate when no party to the Amended Stockholders Agreement beneficially owns shares representing at least 25% of the outstanding Common Stock owned by such party on the date of the Amended Stockholders Agreement. The Amended Stockholders Agreement is a revised version of a Stockholders Agreement that was originally entered into by all of the Company's stockholders in June 1996 as a condition to the 1996 Private Placement.

          EXECUTIVE COMPENSATION

         SUMMARY OF EXECUTIVE COMPENSATION

          The following table summarizes the compensation for fiscal 1997 and fiscal 1996 for the Company's Chief Executive Officer and each of its four other most highly compensated executive officers:

                                   SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------------------------
                                                                  Annual                 Long-Term             All Other
                                                                Compensation (1)        Compensation (2)       Compensation
                                                           ----------------------       ----------------       -------------
                                                                                         Securities
                                                 FISCAL    SALARY          BONUS         Underlying
Name and Principal Position                       YEAR      ($)             ($)          Options (#)                ($)
-----------------------------------------------------------------------------------------------------------------------------------
Ezra Dabah ................................... 1997         $528,008        $120,648      99,660                  $ 4,000 (3)
 Chairman of the Board and Chief               1996          490,403         383,604        0                         708 (3)
 Executive Officer
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Stanley B. Silver............................. 1997          350,012          63,980        0                      15,035 (4)
 President and Chief Operating Officer         1996          325,778         203,934     249,000                  133,980 (5)
-----------------------------------------------------------------------------------------------------------------------------------
Diane M. Timbanard............................ 1997          245,000          27,991        0                       4,000 (3)
 Vice President, Merchandising Manager         1996          228,846          89,396      99,600                      590 (3)
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Nina L. Miner................................  1997          206,000          24,477        0                       4,000 (3)
 Vice President, Design and Product            1996          191,461          77,957     149,400                      456 (3)
 Development
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Mark L. Rose................................. 1997           190,000          21,708        0                       4,000 (3)
 Vice President, Sourcing and Production      1996           173,634          68,544     149,400                      647 (3)
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(1)  For  fiscal 1997, bonuses were earned and paid in fiscal 1997. For fiscal
     1996, includes bonuses earned in fiscal 1996, portions of which were paid in fiscal 1997. Other annual compensation did not exceed $50,000 or 10% of the total salary and bonus for any of the named executive officers.

(2) Excluding Mr. Dabah, each of the options granted becomes exercisable at the rate of 20% on or after six months following the date of grant and 20% on or after each of the first, second, third and fourth anniversaries of the date of grant. Mr. Dabah's options become exercisable at the rate of 20% on or after December 31, 1997 and 20% on or after each of the first, second, third and fourth anniversaries of the date of the grant.

(3)  Amounts shown consist of the Company's matching contributions under The
     Children's Place 401(k) Savings and Investment Plan.

(4) Reflects the value of (i) insurance premiums of $11,035 paid by the Company with respect to term life insurance for the benefit of Mr. Silver, and (ii)
     Company matching contributions of $4,000 under The Children's Place 401(k)
     Savings and Investment Plan.

(5)  Reflects the value of (i) the purchase for $50,000, of shares of Common
     Stock valued at approximately $173,600 at the time of purchase, pursuant to an exercise of an option, and (ii) insurance premiums of $10,380 paid by the Company with respect to term life insurance for the benefit of Mr.
     Silver.

          STOCK OPTIONS

          The following table sets forth certain information concerning options granted during fiscal 1997 to Mr. Dabah. No options were granted during 1997 to the other executive officers named in the Summary Compensation Table. To date, no options have been exercised.

                                        OPTIONS GRANTED IN LAST FISCAL YEAR
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Potential Realizable
                     Number of                                                                     Value at Assumed
                     Securities             % of Total                                             Annual Rates of Stock
                     Underlying Options     Granted In         Exercise         Expiration         Price Appreciation for
    Name             Granted (1)            Fiscal 1997        Price (2)        Date               Option Term (3)
                                                                                                    5%          10%
----------------------------------------------------------------------------------------------------------------------------------
Ezra Dabah....          99,660               18.1%             $15.40           9/18/07          $737,935     $2,084,129
----------------------------------------------------------------------------------------------------------------------------------

(1) Each of the options granted becomes exercisable at the rate of 20% on or after December 31, 1997 following the date of grant and 20% on or after each of the first, second, third and fourth anniversaries of the date of grant.

(2) The exercise price was fixed at the date of the grant and represented 110% of the fair market value per share of Common Stock on such date in accordance with the 1997 Plan for options granted to a 5% owner.

(3) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect the Company's estimates or projections of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holders' continued employment through the option period, and the date on which the options are exercised.

          The following table sets forth certain information with respect to stock options exercised by the named executive officers during fiscal 1997, including the aggregate value of gains on the date of the exercise. In addition, the table sets forth the number of shares covered by stock options as of fiscal year end, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the year-end market price of the shares subject to such option at fiscal year end. None of the named executives hold stock appreciation rights (SARs).

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES
----------------------------------------------------------------------------------------------------------------------------------
                                                                       Number of                           Value of
                                                                      Securities                          Unexercised
                             Shares                                   Underlying                         In-the-Money
                             Acquired                                 Unexercised                        Options at
                               on            Value                    Options at 1/31/98                 1/31/98 (1)
  Name                       Exercise        Realized       Exercisable       Unexercisable      Exercisable    Unexercisable
-----------------------------------------------------------------------------------------------------------------------------------
Ezra Dabah................    None             --            19,932              79,728          $      0          $      0
-----------------------------------------------------------------------------------------------------------------------------------
Stanley B. Silver........     None             --            99,600             149,400          $461,496          $692,544
-----------------------------------------------------------------------------------------------------------------------------------
Diane M. Timbanard.......     None             --            39,840              59,760          $184,678          $277,017
-----------------------------------------------------------------------------------------------------------------------------------
Nina L. Miner............     None             --            59,760              89,640          $277,017          $415,526
-----------------------------------------------------------------------------------------------------------------------------------
Mark L. Rose.............     None             --            59,760              89,640          $277,017          $415,526
-----------------------------------------------------------------------------------------------------------------------------------

(1) The market value of the Company's stock at the close of business on January 30, 1998 was $7 5/16.

EMPLOYMENT AGREEMENTS

          The Company is a party to employment agreements with Ezra Dabah and Stanley Silver.

          EZRA DABAH

          Mr. Dabah's employment agreement (the "Dabah Agreement") provides that he will serve as Chairman and Chief Executive Officer of the Company from June 27, 1996 through June 27, 1999, at an initial salary of $480,000 per year, subject to annual review. Mr. Dabah's service after June 27, 1999 shall continue for successive three year periods, subject to termination in accordance with the termination provisions of the Dabah Agreement. Mr. Dabah is also entitled to receive a semi-annual bonus in an amount equal to the product of (x) 50% of his semi-annual base salary multiplied by (y) a pre-determined bonus percentage fixed by the Board of Directors for any stated six-month period of not less than 20% nor more than 200%, based on the Company's performance during such six-month period. The Dabah Agreement also provides for certain insurance and other benefits to be maintained and paid by the Company.

          The Dabah Agreement provides that if Mr. Dabah's employment is terminated by the Company without cause or for disability, or by Mr. Dabah for good reason or following a change in control (as each such term is defined in the Dabah Agreement), the Company will be required to pay Mr. Dabah three times his base salary then in effect, which amount will be payable within 30 days following his termination. Mr. Dabah also will be entitled to receive any accrued but unpaid bonus compensation and all outstanding stock options under the Company's stock option plans will immediately vest. If Mr. Dabah's employment is terminated for any of the above reasons, the Company also will be required, with certain exceptions, to continue to maintain life insurance, medical benefits and other benefits for Mr. Dabah for three years. The Dabah Agreement also provides that Mr. Dabah will not, with certain exceptions, engage or be engaged in a competing business for a period of five years following termination of his employment.

          STANLEY B. SILVER

          Mr. Silver's employment agreement (the "Silver Agreement") provides that he will serve as President and Chief Operating Officer of the Company from June 27, 1996, and that such service shall continue unless terminated in accordance with the termination provisions of the Silver Agreement, at an initial salary of $320,000 per year, subject to annual review. Mr. Silver also is entitled to receive a semi-annual bonus in an amount equal to the product of
(x) 40% of his semi-annual base salary multiplied by (y) a pre-determined bonus percentage fixed by the Board of Directors for any stated six-month period of not less than 20% nor more than 200%, based on the Company's performance during such six-month period. The Silver Agreement also provides for certain insurance and other benefits to be maintained and paid by the Company.

          The Silver Agreement provides that if Mr. Silver's employment is terminated without cause by the Company (as such term is defined in the Silver Agreement), the Company will be required to pay Mr. Silver an amount equal to his base salary then in effect for two years, which amount is payable in equal monthly installments over a two year period following his termination. Mr. Silver will also be entitled to receive any accrued but unpaid bonus compensation and the Company will be required, with certain exceptions, to continue to maintain life insurance, medical benefits and other benefits for Mr. Silver for two years. If Mr. Silver's employment is terminated without cause following a change in control, all outstanding stock options issued to Mr. Silver under the Company's stock option plans shall immediately vest. The Silver Agreement also provides that Mr. Silver will not, with certain exceptions, engage or be engaged in a competing business for a period of two years following termination of his employment.

          OTHER EMPLOYMENT AGREEMENTS

          The Company has also entered into employment agreements with certain of its other executive officers which provide for the payment of severance equal to the officer's salary for a period of six to nine months following any termination without cause.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, Directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such reports they file.

          Based solely on a review of the copies of such reports furnished to the Company, or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with through April 1, 1998, except that each of Mr. Oddi and Mr. Megrue reported on a Form 4 filed late one transaction involving the purchase of Common Stock in an open market transaction in September 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Members of the Compensation Committee from September 17, 1997 through the end of the fiscal year ended January 31, 1998 were Messrs. Dabah and Megrue. Mr. Dabah is the Chief Executive Officer and Chairman of the Board of Directors of the Company, and has entered into certain related transactions with the Company as disclosed below. Mr. Megrue is a general partner of SKM Partners, L.P., which serves as the general partner of SKM, which has entered into an advisory agreement with the Company, as disclosed below.

          Prior to September 17, 1997, the Company did not have a formal Compensation Committee. However, Messrs. Dabah and Silver participated in deliberations of the Company's Board of Directors concerning executive officer compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          CERTAIN INDEBTEDNESS

          On December 28, 1993, the Company agreed to be a co-maker of two installment notes issued as of that date by Ezra Dabah and certain of his family members in connection with their bankruptcy proceedings. Although the Company was a co-maker of the installment notes, the notes expressly provided that they were non-recourse to the Company. The Company agreed to be a co-maker of these installment notes in consideration for the waiver of certain claims in the amount of $20.0 million for repayment of funds previously loaned to the Company by its stockholders. One such installment note, in the principal amount of $2,650,000 ("Note A"), was non-interest bearing and provided for three annual principal payments. Note A was secured by a pledge of shares of the Company's Common Stock held by Ezra Dabah and certain of his family members. Note A was repaid by the Company on July 1, 1996 with a portion of the net proceeds from the private placement transactions consummated in July 1996 with the SKM Investors and Nomura Holding America Inc. (the "1996 Private Placement"). The other installment note, in the principal amount of $2,110,000 ("Note B" and, collectively with Note A, the "Installment Notes"), provided for monthly principal payments of $50,000, commencing November 30, 1995 and continuing through October 31, 1998, with the remaining balance of $310,000 due on November 30, 1998. Interest on Note B accrued at the rate of 5% per annum for the first two years only, of which 3% per annum was payable monthly and the remaining 2% was added to the principal balance, to be paid at final maturity. Note B was secured by a lien on certain personal assets of Ezra Dabah and certain of his family members. The Company repaid Note B on May 28, 1997.

          Management believes that the transactions described in the preceding paragraph were upon terms and conditions at least as favorable to the Company as could have been obtained from unaffiliated third parties.

          1996 PRIVATE PLACEMENT AND ADVISORY AGREEMENT

          In July 1996, the SKM Investors purchased shares of the Company's newly issued Series B Common Stock for an aggregate purchase price of $20.5 million. Under the terms of the Series B Common Stock, such shares were entitled to a liquidation preference over the outstanding Series A Common Stock held by the Company's other stockholders and carried certain special voting and other rights. The shares of Series B Common Stock purchased by the SKM Investors were convertible into 7,659,889 of Common Stock. Such conversion was effected immediately prior to consummation of the Company's initial public offering.

          In connection with the 1996 Private Placement, the Company entered into an advisory agreement with SKM, a limited partnership under the control of SKM Partners, L.P., of which Messrs. Saunders, Karp, Megrue and Reilly are general partners, pursuant to which SKM agreed to provide certain financial advisory services to the Company in connection with the Company's ongoing business and financial matters, including operating and cash flow requirements, corporate liquidity and other corporate finance concerns. In consideration for these services, SKM is entitled to receive an annual fee of $150,000, payable quarterly in advance. The Company also agreed to indemnify SKM for certain losses arising out of the provision of its advisory services and to reimburse certain of SKM's out-of- pocket expenses. Pursuant to the advisory agreement, the Company incurred fees and expenses to SKM of approximately $153,000 during fiscal 1997.

          RELATED PARTY LOANS

          During fiscal 1994, Ezra Dabah forwarded funds in the amount of $488,000 to the Company for the subscription for shares to be issued to Mr. Dabah, subject to approval of the Company's Board of Directors, at a future date. During July 1997, the Board of Directors determined to not issue such shares and to refund the $488,000 to Mr. Dabah prior to July 31, 1997.

          REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          COMPENSATION POLICY

          The Company's employee compensation policy in general is to offer a package including a competitive salary, an incentive bonus based upon performance goals, competitive benefits, and an efficient workplace environment. The Company also encourages broad-based employee ownership of the Company's Common Stock through the Employee Stock Purchase Plan and by granting stock options to employees at many levels within the Company.

          The Compensation Committee of the Board of Directors reviews and approves individual officer salaries, bonus plan and financial performance goals, and stock option grants. The Compensation Committee also reviews guidelines for compensation, bonus, and stock option grants for non-officer employees.

          Key personnel of the Company are paid salaries in line with their responsibilities. These salaries are structured to be competitive with salaries paid by a peer group consisting of similar companies in the retail apparel industry. Executives participate in the Company's Management Incentive Program, which offers cash incentives based on the Company's performance. Under the Company's 1996 and 1997 Stock Option Plans, and at the discretion of the Board of Directors, the Company also grants executive officers stock options. The Company's performance and return on equity are of vital importance to the executive officers due to these equity holdings and cash incentives. Benefits extended to the executive officers vary by recipient and may include disability and life insurance, and participation in the Company's 401(k) Savings and Investment Plan. Salaries for executive officers are adjusted based on individual job performance and the Company's performance and, in certain cases, changes in the individual's responsibilities.

          COMPENSATION OF CHIEF EXECUTIVE OFFICER

          The Compensation Committee reviews and approves the compensation of Ezra Dabah, the Company's Chief Executive Officer. Pursuant to Mr. Dabah's Employment Agreement and based on the Company's performance in the preceding fiscal year, Mr. Dabah's base salary for the fiscal year ended January 31, 1998 was $528,008, an increase of 7.7% from the prior year. In addition, Mr. Dabah is entitled to receive a bonus based on the Company's earnings. Mr. Dabah's performance bonus for the fiscal year ended January 31, 1998 was $120,648.

          DEDUCTIBILITY OF COMPENSATION

          Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance- based compensation in excess of $1 million paid to executive officers. The Compensation Committee believes that the Company will be able to continue to manage its executive compensation program to preserve federal income tax deductions.

                                 Submitted by the Compensation Committee
                                 Ezra Dabah                John F. Megrue

PERFORMANCE GRAPH

          The following graph compares the cumulative stockholder return on the Company's common stock with the return on the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. The graph assumes that $100 was invested on the date of the Company's initial public offering, September 18, 1997.

[In lieu of the graph, the information is presented in tabular format]

                          9/18/97      9/30/97     10/31/97   11/30/97   12/31/97     1/31/98
The Children's Place       $ 100.00     $103.57     $42.86     $35.71     $36.61      $52.24
 Retail Stores, Inc.

Nasdaq Stock Market (US)     100.00      100.64      95.44      95.91      94.41       97.43

Nasdaq Retail Trade Stocks   100.00       99.05      93.81      95.87      95.72       97.06


ITEM 2:  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

          The Board of Directors of the Company has selected the accounting firm of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending January 30, 1999. Arthur Andersen LLP has served as the Company's independent public accountants since 1994. A representative of Arthur Andersen LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

          THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

ITEM 3: OTHER MATTERS

          At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS: 1999 ANNUAL MEETING

          Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company on or prior to December 31, 1998, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 1999 Annual Meeting.

                                        By order of the Board of Directors,

                                        Steven Balasiano
                                        Secretary
West Caldwell, New Jersey
May 1, 1998